EXHIBIT 99.1

JoS. A. Bank Clothiers Reports Third Quarter of Fiscal Year 2012 Results

HAMPSTEAD, Md., Nov. 28, 2012 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that net income for the third quarter of fiscal year 2012 decreased 11.2% to $13.3 million as compared with net income of $15.0 million for the third quarter of fiscal year 2011. Diluted earnings per share for the third quarter of fiscal year 2012 decreased 13.0% to $0.47 per share as compared with diluted earnings per share of $0.54 for the third quarter of fiscal year 2011. Total sales for the third quarter of fiscal year 2012 increased 11.1% to $232.9 million from $209.6 million in the third quarter of fiscal year 2011. Comparable store sales increased 4.8% and Direct Marketing sales increased 25.8% in the third quarter of 2012.

Comparing the first nine months of fiscal year 2012 with the first nine months of fiscal year 2011, net income declined 3.8% to $51.3 million as compared with $53.3 million and diluted earnings per share declined 4.2% to $1.83 per share as compared to $1.91 per share. Total sales for the first nine months of fiscal year 2012 increased 9.6% to $694.5 million from $633.6 million for the first nine months of fiscal year 2011, while comparable store sales increased 3.5% and direct marketing sales increased 21.8%.

The third quarter of fiscal year 2012 ended October 27, 2012; the third quarter of fiscal year 2011 ended October 29, 2011.

"We are pleased that we were able to deliver comparable store sales growth and Direct Marketing segment sales growth during the third quarter of fiscal year 2012. However, we are disappointed that our net income declined versus the same period a year ago. We had a decline in our operating income margin due to additional markdowns and promotional activity which were needed to drive these sales. Also, Hurricane Sandy, which hit along the East Coast where the majority of our largest volume regions are located, negatively impacted third quarter sales, particularly when we ran a big promotion right at the end of the quarter," stated R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. "The hurricane, along with the distractions of the national election, continued to have a negative impact in the first weeks of November. In November, for the start of the fourth quarter, comparable store sales were down. With the critical month of December still ahead of us, and continued pressure on margins, we remain cautious for the outcome of the fourth quarter," continued Mr. Black.

A conference call to discuss the third quarter of fiscal year 2012 earnings will be held Thursday, November 29, 2012 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-230-1059 or (International) 612-234-9959 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on November 29, 2012 until December 6, 2012 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 270157. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 599 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, including negative changes to consumer confidence and other recessionary pressures, higher energy and security costs, the successful implementation of our growth strategy, including our ability to finance our expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs, including compliance with relevant legal requirements, the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended January 28, 2012 and our subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 29, 2011	October 27, 2012	October 29, 2011	October 27, 2012
	(In thousands, except per share information)
Net sales	$ 209,635	$ 232,851	$ 633,567	$ 694,548
Cost of goods sold	78,383	100,205	233,095	281,255
Gross profit	131,252	132,646	400,472	413,293
Operating expenses:
Sales and marketing, including occupancy costs	86,917	94,354	253,889	276,306
General and administrative	20,118	17,124	58,731	54,295
Total operating expenses	107,035	111,478	312,620	330,601
Operating income	24,217	21,168	87,852	82,692
Other income (expense):
Interest income	45	117	260	286
Interest expense	(290)	(4)	(311)	(21)
Total other income (expense)	(245)	113	(51)	265
Income before provision for income taxes	23,972	21,281	87,801	82,957
Provision for income taxes	8,990	7,976	34,455	31,662
Net income	$ 14,982	$ 13,305	$ 53,346	$ 51,295
Per share information:
Earnings per share:
Basic	$ 0.54	$ 0.48	$ 1.92	$ 1.84
Diluted	$ 0.54	$ 0.47	$ 1.91	$ 1.83
Weighted average shares outstanding:
Basic	27,828	27,933	27,733	27,883
Diluted	27,972	28,017	27,953	28,005

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three and nine months ended October 29, 2011 and October 27, 2012 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2012 which was filed with the Securities and Exchange Commission on November 28, 2012.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	January 28, 2012	October 27, 2012
	(In thousands)
	(Audited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 87,230	$ 28,932
Short-term investments	240,252	246,485
Accounts receivable, net	15,906	17,869
Inventories:
Finished goods	288,182	366,415
Raw materials	16,473	13,210
Total inventories	304,655	379,625
Prepaid expenses and other current assets	20,886	30,492
Total current assets	668,929	703,403
NONCURRENT ASSETS:
Property, plant and equipment, net	144,392	152,033
Other noncurrent assets	291	289
Total assets	$ 813,612	$ 855,725
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 66,664	$ 53,019
Accrued expenses	92,937	97,564
Deferred tax liability — current	8,479	8,472
Total current liabilities	168,080	159,055
NONCURRENT LIABILITIES:
Deferred rent	47,600	46,158
Deferred tax liability — noncurrent	11,973	11,065
Other noncurrent liabilities	1,025	1,536
Total liabilities	228,678	217,814
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	277	278
Additional paid-in capital	91,766	93,447
Retained earnings	493,022	544,317
Accumulated other comprehensive income (loss)	(131)	(131)
Total stockholders' equity	584,934	637,911
Total liabilities and stockholders' equity	$ 813,612	$ 855,725

Note: The foregoing audited and unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of January 28, 2012 and as of October 27, 2012) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2012 and the Annual Report on Form 10-K for the fiscal year ended January 28, 2012, which were filed with the Securities and Exchange Commission on November 28, 2012 and March 28, 2012, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 29, 2011	October 27, 2012
	(In thousands)
Cash flows from operating activities:
Net income	$ 53,346	$ 51,295
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	19,173	20,910
Loss on disposals of property, plant and equipment	221	207
Non-cash equity compensation	2,040	1,688
Increase (decrease) in deferred taxes	3,141	(915)
Net (increase) in operating working capital and other components	(84,837)	(102,821)
Net cash (used in) operating activities	(6,916)	(29,636)
Cash flows from investing activities:
Capital expenditures	(26,215)	(22,423)
Proceeds from maturities of short-term investments	348,768	352,522
Payments to acquire short-term investments	(283,605)	(358,755)
Net cash provided by (used in) investing activities	38,948	(28,656)
Cash flows from financing activities:
Income tax benefit from equity compensation plans	1,883	72
Net proceeds from issuance of common stock	546	556
Tax payments related to equity compensation plans	—	(634)
Net cash provided by (used in) financing activities	2,429	(6)
Net increase (decrease) in cash and cash equivalents	34,461	(58,298)
Cash and cash equivalents — beginning of period	80,979	87,230
Cash and cash equivalents — end of period	$ 115,440	$ 28,932

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the nine months ended October 29, 2011 and October 27, 2012 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 27, 2012, which was filed with the Securities and Exchange Commission on November 28, 2012.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
         David E. Ullman
         EVP/CFO
         410-239-5715

         or Investor Relations Information Request Website
         (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-IRHome)
         or Investor Relations Voicemail, 410-239-5900

         E-commerce Address for JoS. A. Bank Clothiers, Inc.:
         www.josbank.com